EXHIBIT 99.1

BUSINESS DEVELOPMENT COMMITTEE CHARTER

VISIONWAVE HOLDINGS, INC.

(NASDAQ: VWAV)

Adopted by the Board of Directors on December 8, 2025

1. Purpose

The primary purpose of the Business Development Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of VisionWave Holdings, Inc. (the “Company”) in identifying, evaluating, and developing strategic business development opportunities, including but not limited to potential mergers, acquisitions, joint ventures, strategic partnerships, licensing arrangements, commercial collaborations, and other growth initiatives that are designed to enhance long-term stockholder value.

2. Composition and Qualifications

●	The Committee shall consist of at least one (1) member of the Board.

●	Members shall be appointed and may be removed, with or without cause, by the Board.

●	The Chairperson of the Committee shall be designated by the Board of Directors.

3. Meetings and Procedures

●	The Committee shall meet as often as it determines necessary, but not less than quarterly.

●	A majority of the members shall constitute a quorum.

●	The Committee may act by unanimous written consent and may meet by telephone or videoconference.

●	The Committee shall maintain minutes of its meetings and report regularly to the Board.

4. Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

a. Identify and evaluate potential business development opportunities, including mergers, acquisitions, divestitures, joint ventures, strategic alliances, licensing deals, and other corporate transactions.

b. Review and assess the strategic fit, financial merits, risks, and valuation of proposed transactions.

c. Engage and oversee third-party advisors (financial advisors, investment banks, legal counsel, consultants) as the Committee deems appropriate.

d. Make recommendations to the full Board with respect to the approval or rejection of specific opportunities.

e. Monitor the integration and performance of completed transactions and report to the Board thereon.

f. Periodically review and assess the Company’s overall business development strategy and pipeline.

g. Perform such other duties as may be assigned to the Committee from time to time by the Board.

5. Authority

The Committee shall have the authority, in its sole discretion:

●	To retain or obtain the advice of outside legal counsel, financial advisors, investment bankers, or other experts or consultants.

●	To approve the fees and retention terms of such advisors (which fees shall be paid by the Company).

●	To form and delegate authority to subcommittees when appropriate.

6. Annual Performance Evaluation

The Committee shall conduct an annual self-evaluation of its performance and shall report the results to the Board.

7. Compensation

The Chairperson that serves on the Committee shall receive the following annual compensation for service on the Committee, payable in accordance with the Company’s standard non-employee director compensation practices:

●	$120,000 in cash paid monthly in the amount of $10,000; and

●	$60,000 in restricted stock units or other equity awards of which $30,000 shall be issued and vested upon appointment and $30,000 shall be issued on the six month anniversary.

Such compensation is expressly designated as compensation for service on the Board and its committees and shall not affect the director’s status as an independent director under Nasdaq Rule 5605(a)(2) or any other applicable independence standard. All other directors that serve on the Committee shall not receive any additional compensation.

8. Amendment

This Charter may be amended or modified only by the Board of Directors.

IN WITNESS WHEREOF, the Board of Directors of VisionWave Holdings Inc. has adopted this Charter as of December 8, 2025.

VISIONWAVE HOLDINGS, INC.

By:
Name: Douglas Davis
Title: Executive Chairman

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